Exhibit 99.1

NEWS

FOR RELEASE: 7:00 a.m. CT, Tuesday, October 31, 2006

Charter Reports Third-Quarter 2006
Financial and Operating Results

Strong high-speed Internet and phone growth through bundled offers drive increased quarterly revenue and adjusted EBITDA growth

St. Louis, MO - October 31, 2006 - Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the “Company” or “Charter”) today reported its third-quarter 2006 financial results.

“During the third quarter we increased marketing spend targeting high-value relationships, and accelerated phone service launches to enable bundled service offerings and to generate improved revenue growth,” said Neil Smit, president and chief executive officer. “We’re building momentum, and I believe the operating improvements we’ve implemented over the past year, along with ongoing refinements to our geographic footprint, have positioned us for continued growth,” said Mr. Smit.

•	Third-quarter revenues grew 10.9% year over year on a pro forma basis, primarily driven by strong high-speed Internet (HSI) and phone performance.
•
Quarterly adjusted EBITDA increased 6.9% compared to the third quarter of 2005 on a pro forma basis. (Pro forma adjusted EBITDA is defined in the “Use of Non-GAAP Financial Metrics” section and is reconciled to net cash flows from operating activities in the addendum of this news release.)

•
During the third quarter of 2006, Charter completed sales of geographically non-strategic cable operating systems (the “Third Quarter 2006 Asset Sales”), serving a total of 390,300 analog video customers, and signed an agreement to sell additional systems serving 33,000 analog video customers. Upon closing of the asset sale signed in the third quarter of 2006, Charter expects a 45% headend reduction and an increase in customers per headend of approximately 67% compared to year end 2005.

•
On a pro forma basis, bundled customers increased 19% compared to third quarter 2005 and revenue generating units (RGUs) increased 210,300 during the third quarter of 2006, a 20% increase compared to the 175,500 RGUs added in the third quarter of 2005.

•	Telephone customers climbed to 339,600 as of September 30, 2006, up more than 30% from June 30, 2006. Telephone homes passed grew to approximately 5.9 million as of September 30, 2006.

      Pro forma results in this release reflect the Third Quarter 2006 Asset Sales, the acquisition in January 2006 and the sale in July 2005, as if they had occurred as of January 1, 2005, for the statement of operations data and other financial data, and as if such transactions had occurred as of the last day of the respective period for the operating data. Pro forma income statements for the three and nine months ended September 30, 2005 and 2006 and pro forma customer statistics are provided in the addendum of this news release.

Pro Forma Operating Results

Charter’s consistent focus on targeted marketing, bundled service offerings, and continued deployment of telephone service drove RGU growth. As of the end of the third quarter 2006, 37% of Charter’s customers subscribed to a bundled package, up from 31% a year ago. Charter added a net 210,300 RGUs during the third quarter on a pro forma basis including:

▪	HSI customers increased by approximately 88,100.
▪	Telephone customers increased by approximately 82,000.
▪	Digital video customers increased by approximately 49,400.
▪	Analog video customers decreased by approximately 9,200.

As of September 30, 2006, Charter served approximately 10,927,300 RGUs, comprised of 5,476,600 analog video, 2,767,900 digital video, 2,343,200 HSI, and 339,600 telephone customers.

Total average monthly revenue per video customer (ARPU) increased 11.9%, with video ARPU increasing 5.6% and HSI ARPU increasing 4.3%, for the third quarter of 2006, as compared to the same period in 2005.

Strong telephone growth continued, with total customers increasing over 30% since the second quarter of 2006. During the third quarter, Charter added 1.2 million telephone homes passed, bringing total phone homes passed to approximately 5.9 million as of September 30, 2006. The Company expects to pass between 6.5 million and 7 million homes with telephone service by year-end 2006. In markets where telephone service is available, customers take advantage of bundled offers, and Charter generally experiences higher customer retention, increased video and HSI customer growth rates, higher revenue per video customer, and improved customer satisfaction, as customers take advantage of Charter’s bundled product offerings.

Third-Quarter Pro Forma Results

On a pro forma basis, third quarter revenues increased 10.9%, or $135 million, to $1.377 billion, resulting from both a larger customer base versus the prior year and increases in average revenue per customer. Pro forma HSI revenues increased 21.0%, up $46 million year over year, and telephone revenues more than tripled to $37 million from $11 million in the third quarter of 2005. Commercial and advertising revenues each increased by $10 million year over year on a pro forma basis, or 15.2% and 14.1%, respectively. Video revenues increased 4.5%, up $36 million year over year on a pro forma basis.

Third-quarter 2006 pro forma operating costs and expenses increased $105 million, or 13.0%, to $914 million, reflecting continued emphasis on building and accelerating rollout of our phone product and expenditures to support higher rates of customer growth and retention, as well as higher programming costs associated with annual rate increases and higher advanced services purchases.

Third-Quarter GAAP Results

These results include the operations of the assets sold in the third quarter of 2006. As discussed below, the operating results of the West Virginia and Virginia cable systems are included in discontinued operations.

Third-quarter 2006 revenues were $1.388 billion, a year over year increase of 9.7%, and operating costs and expenses from continuing operations increased 11.8%, to $921 million.

Operating income from continuing operations increased by $12 million year over year, to $66 million for the third quarter of 2006. Revenue growth exceeded operating costs and expense growth during the period by $26 million; depreciation and amortization expenses declined by $28 million year over year; and the year over year comparison benefited from the $19 million hurricane asset retirement loss in 2005. These improvements were partially offset by $60 million of asset impairment charges for systems that met the criteria of assets held for sale in the third quarter of 2006.

Net loss applicable to common stock and loss per common share for the third quarter of 2006 were $133 million and 41 cents, respectively. For the third quarter of 2005, Charter reported net income applicable to common stock of $75 million, and earnings per common share were 24 cents and 9 cents on a basic and fully diluted basis, respectively. The $208 million change to net income (loss) applicable to common stock was primarily due to a $362 million lower gain on extinguishment of debt related to the September 2006 debt exchange compared to the gain related to the September 2005 debt exchanges and a $40 million increase in income tax expense, partially offset by a $196 million increase in income from discontinued operations.

Asset Sales

In the third quarter of 2006, the Company closed five separate sales of geographically non-strategic cable television systems, serving approximately 390,300 analog video customers, for a total of approximately $1 billion. In July 2006, Charter completed the sales of systems in West Virginia and Virginia, serving approximately 239,700 analog video customers, to Cebridge Acquisition Co., LLC (the “Cebridge transaction”) and systems in Illinois and Kentucky, serving approximately 73,300 analog video customers, to NewWave Communications (the “NewWave transaction”). In September 2006, Charter completed the sale of systems in northern and southeastern Nevada, and in Colorado, New Mexico, and Utah, serving 43,000 analog video customers, to subsidiaries of Orange Broadband Holding Company, LLC (the “Orange transaction”). Additional sales were completed during the third quarter serving a total of 34,300 analog video customers in South Carolina, Oklahoma, Kansas, Missouri and Texas.

Charter recorded a gain on the sale related to the Cebridge transaction of approximately $200 million in the third quarter of 2006. The assets sold in the New Wave transaction and the Orange transaction were written down to fair value less estimated costs to sell, resulting in asset impairment charges during the first quarter of 2006 of approximately $99 million. The Company also recorded $60 million of asset impairment charges related to systems that met the criteria of assets held for sale during the third quarter of 2006.

Discontinued Operations

The results of operations for the West Virginia and Virginia cable systems, which were sold to Cebridge in July 2006, have been presented as discontinued operations, net of tax, for the three months and nine months ended September 30, 2006 and 2005, respectively. Charter has determined that these systems comprise operations and cash flows that, for financial reporting purposes, meet the criteria for discontinued operations in accordance with Generally Accepted Accounting Principles (GAAP). Income from discontinued operations, net of tax, for the third quarter of 2006 and 2005 was $200 million and $4 million, respectively. Income from discontinued operations for the three months and nine months ended September 30, 2006 and 2005 was $234 million and $33 million, respectively.

Liquidity

Net cash flows provided by operating activities for the third quarter of 2006 were $143 million, compared to net cash used in operating activities of $63 million for the year-ago quarter. The increase is primarily the result of the $261 million increase in cash provided by operating assets and liabilities, partially offset by an increase in interest on cash pay obligations of $57 million.

Net cash flows provided by operating activities for the nine months ended September 2006 were $348 million, compared to $118 million for the year-ago period. The increase is primarily the result of the $368 million increase in cash provided by operating assets and liabilities, partially offset by an increase in interest on cash pay obligations of $156 million.

Adjusted EBITDA totaled $467 million for the third quarter of 2006, an increase of 5.9%, compared with the year-ago quarter. Adjusted EBITDA totaled $1.411 billion for the nine months ended September 30, 2006, a 3.3% increase compared with the year-ago period.

Pro forma adjusted EBITDA totaled $463 million for the third quarter of 2006, an increase of 6.9%, compared with the year-ago quarter. Pro forma adjusted EBITDA totaled $1.389 billion for the nine months ended September 30, 2006, a 3.6% increase compared with the year-ago period.

Expenditures for property, plant, and equipment for the third quarter of 2006 were $256 million, compared to third-quarter 2005 expenditures of $273 million. The decrease in capital expenditures reflects decreases in spending on support capital and line extensions, partially offset by a year over year increase in spending for customer premise equipment. For the nine months ended September 30, 2006, capital expenditures were $795 million, compared to $815 million for the same year-ago period. Increases in spending on customer premise equipment and scalable infrastructure were offset by decreases in support capital and line extensions. During 2006, Charter expects capital expenditures to total approximately $1.1 billion.

Charter reported negative free cash flow of $234 million for the third quarter of 2006, compared to negative free cash flow of $198 million for the same year-ago quarter. Growth in revenues in excess of operating costs and expenses, and decreased capital expenditures, were offset by increased interest on cash-pay obligations. For the nine months ended September 30, 2006, Charter reported negative free cash flow of $639 million, compared to negative free cash flow of $524 million for the year-ago period. The increase was primarily driven by higher interest on cash-pay obligations, partially offset by revenue growth that exceeded growth in operating costs and expenses by $21 million and a $20 million decrease in capital expenditures.

As of September 30, 2006, Charter had $18.8 billion in long-term debt and $85 million of cash on hand. Charter’s total potential availability under its credit facilities as of September 30, 2006 was approximately $1.6 billion, although the actual availability at that time was limited to $673 million due to covenant restrictions.

Debt and Convertible Note Exchanges

In September 2006, Charter Communications Holdings, LLC (“Charter Holdings”) and its wholly owned subsidiaries, CCH I, LLC (“CCH I”) and CCH II, LLC (“CCH II”), completed the exchange of approximately $797 million in total principal amount of outstanding debt securities of Charter Holdings. Holders of Charter Holdings notes due in 2009-2010 tendered $308 million principal amount of notes for $250 million principal amount of new 10.25% CCH II notes due 2013 and $37 million principal amount of 11% CCH I notes due 2015. Holders of Charter Holdings notes due 2011-2012 tendered $490 million principal amount of notes for $425 million principal amount of 11% CCH I notes due 2015. Also in September 2006, CCHC, LLC (“CCHC”) and CCH II completed the exchange of $450 million principal amount of Charter’s outstanding 5.875% senior convertible notes due 2009 for $188 million in cash, 45 million shares of Charter’s Class A common stock, and $146 million principal amount of 10.25% CCH II notes due 2010.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP to evaluate various aspects of its business. Adjusted EBITDA, pro forma adjusted EBITDA, un-levered free cash flow, and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, loss on sale or retirement of assets, asset impairment charges, and option compensation expense. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by the Company’s capital structure or investment activities. Adjusted EBITDA and pro forma adjusted EBITDA are liquidity measures used by Company management and its Board of Directors to measure the Company’s ability to fund operations and its financing obligations. For this reason, it is a significant component of Charter’s annual incentive compensation program. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. The Company believes this is an important measure, as it takes into account the period costs associated with capital expenditures used to upgrade, extend and maintain Charter’s plant, without regard to the Company’s leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and cash special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, pro forma adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing Charter’s ability to service its debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company’s credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA and pro forma adjusted EBITDA, as presented, are reduced for management fees in the amounts of $31 million and $33 million for the three months ended September 30, 2006 and 2005, respectively, which amounts are added back for the purposes of calculating compliance with leverage covenants. As of September 30, 2006, Charter and its subsidiaries are in compliance with their debt covenants and expect to remain in compliance for the next 12 months.

Additional Information Available on Website

A slide presentation to accompany the third quarter conference call will be available on the Investor and News Center of our website at www.charter.com in the “Presentations/Webcasts” section. Pro forma data, including disclosure concerning the pro forma data and the basis upon which it was calculated, for each quarter in 2005 and the first three quarters of 2006 can also be found on the Investor and News Center in the “Pro Forma Information” section. Pro forma income statements for the three months and nine months ended September 30, 2005 and 2006 and pro forma customer statistics are also provided in the addendum of this news release.

Conference Call

The Company will host a conference call on Tuesday, October 31, 2006, at 9:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company’s website at www.charter.com. Access the webcast by clicking on “Investor and News Center” at the bottom left of the home page. Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion. Accompanying slides will also be available on the site.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at (800) 642-1687 or (706) 645-9291 beginning two hours after completion of the call through midnight November 7, 2006. The passcode for the replay is 6981456.

About Charter Communications®

Charter Communications, Inc. is a leading broadband communications company and the third-largest publicly traded cable operator in the United States.  Charter provides a full range of advanced broadband services, including advanced Charter Digital® video entertainment programming, Charter High-Speed™ Internet access service, and Charter Telephone™ services. Charter Business™ similarly provides scalable, tailored and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services and business telephone.  Charter’s advertising sales and production services are sold under the Charter Media® brand.  More information about Charter can be found at www.charter.com.

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Contact:

Media:      Analysts:
Anita Lamont     Mary Jo Moehle
314/543-2215     314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. The Company will not undertake to revise forward-looking projections to reflect events after this date. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under applicable debt instruments such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•
our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;
•	general business conditions, economic uncertainty or slowdown; and
•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005		2006	2005
	Actual	Actual	% Change	Actual	Actual	% Change

REVENUES:
Video	$836	$811	3.1%	$2,520	$2,434	3.5%
High-speed Internet	267	222	20.3%	773	647	19.5%
Telephone	37	9	311.1%	86	23	273.9%
Advertising sales	81	72	12.5%	228	207	10.1%
Commercial	78	68	14.7%	227	196	15.8%
Other	89	83	7.2%	257	239	7.5%
Total revenues	1,388	1,265	9.7%	4,091	3,746	9.2%

COSTS AND EXPENSES:
Programming	371	343	8.2%	1,126	1,021	10.3%
Service	216	196	10.2%	624	552	13.0%
Advertising sales	28	25	12.0%	80	72	11.1%
General and administrative	250	223	12.1%	714	633	12.8%
Marketing	56	37	51.4%	136	102	33.3%
Operating costs and expenses	921	824	11.8%	2,680	2,380	12.6%

Adjusted EBITDA	467	441	5.9%	1,411	1,366	3.3%

Adjusted EBITDA margin	33.6%	34.9%		34.5%	36.5%

Depreciation and amortization	334	362		1,024	1,092
Asset impairment charges	60	-		159	39
Loss on sale of assets, net	2	1		2	5
Option compensation expense, net	3	3		10	11
Hurricane asset retirement loss	-	19		-	19
Special charges, net	2	2		12	4

Operating income from continuing operations	66	54		204	196

OTHER INCOME AND (EXPENSES):
Interest expense, net	(466)	(462)		(1,409)	(1,333)
Gain (loss) on derivative instruments and hedging activities, net	(3)	17		8	43
Gain on extinguishment of debt	128	490		101	498
Other, net	6	(3)		12	12
	(335)	42		(1,288)	(780)

Income (loss) from continuing operations before income taxes	(269)	96		(1,084)	(584)

Income tax expense	(64)	(24)		(124)	(80)

Income (loss) from continuing operations	(333)	72		(1,208)	(664)

Income (loss) from discontinued operations, net of tax	200	4		234	33

Net income (loss)	(133)	76		(974)	(631)

Dividends on preferred stock - redeemable	-	(1)		-	(3)

Net income (loss) applicable to common stock	$(133)	$75		$(974)	$(634)

EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations, basic	$(1.02)	$0.23		$(3.77)	$(2.16)
Income (loss) from continuing operations, diluted	$(1.02)	$0.08		$(3.77)	$(2.16)
Net income (loss), basic	$(0.41)	$0.24		$(3.04)	$(2.06)
Net income (loss), diluted	$(0.41)	$0.09		$(3.04)	$(2.06)

Weighted average common shares outstanding, basic	326,910,632	316,214,740		320,680,698	307,761,930
Weighted average common shares outstanding, diluted	326,910,632	1,012,591,842		320,680,698	307,761,930

Addendum to Charter Communications, Inc. Third Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005		2006	2005
	Pro Forma (a)	Pro Forma (a)	% Change	Pro Forma (a)	Pro Forma (a)	% Change

REVENUES:
Video	$830	$794	4.5%	$2,478	$2,383	4.0%
High-speed Internet	265	219	21.0%	763	639	19.4%
Telephone	37	11	236.4%	86	28	207.1%
Advertising sales	81	71	14.1%	225	204	10.3%
Commercial	76	66	15.2%	220	190	15.8%
Other	88	81	8.6%	252	233	8.2%
Total revenues	1,377	1,242	10.9%	4,024	3,677	9.4%

COSTS AND EXPENSES:
Programming	368	336	9.5%	1,105	1,000	10.5%
Service	214	193	10.9%	612	544	12.5%
Advertising sales	28	24	16.7%	78	70	11.4%
General and administrative	248	219	13.2%	705	621	13.5%
Marketing	56	37	51.4%	135	101	33.7%
Operating costs and expenses	914	809	13.0%	2,635	2,336	12.8%

Adjusted EBITDA	463	433	6.9%	1,389	1,341	3.6%

Adjusted EBITDA margin	33.6%	34.9%		34.5%	36.5%

Depreciation and amortization	332	354		1,013	1,080
Asset impairment charges	20	-		20	-
Loss on sale of assets, net	-	1		-	5
Option compensation expense, net	3	3		10	10
Hurricane asset retirement loss	-	19		-	19
Special charges, net	2	2		12	4

Operating income from operations	106	54		334	223

OTHER INCOME AND (EXPENSES):
Interest expense, net	(466)	(452)		(1,383)	(1,312)
Gain (loss) on derivative instruments and hedging activities, net	(3)	17		8	43
Gain on extinguishment of debt	128	490		101	498
Other, net	6	(3)		12	12
	(335)	52		(1,262)	(759)

Income (loss) before income taxes	(229)	106		(928)	(536)

Income tax expense	(53)	(23)		(132)	(78)

Net income (loss)	(282)	83		(1,060)	(614)

Dividends on preferred stock - redeemable	-	(1)		-	(3)

Net income (loss) applicable to common stock	$(282)	$82		$(1,060)	$(617)

EARNINGS (LOSS) PER SHARE:
Basic	$(0.86)	$0.26		$(3.31)	$(2.00)
Diluted	$(0.86)	$0.09		$(3.31)	$(2.00)

Weighted average common shares outstanding, basic	326,272,226	316,214,740		320,466,343	307,761,930
Weighted average common shares outstanding, diluted	326,272,226	1,012,591,842		320,466,343	307,761,930

(a) Pro forma results reflect the acquisition of cable systems in January 2006 and the sales of cable systems in July 2005 and certain sales of cable systems in the third quarter of 2006 as if they occurred as of January 1, 2005 for all periods presented. The pro forma statements of operations do not include adjustments for financing transactions completed by Charter during the periods presented or certain dispositions of assets because those transactions did not materially impact Charter's adjusted EBITDA. However, all transactions completed in July 2005, January 2006 and the third quarter of 2006 have been reflected in the operating statistics. The pro forma data are based on information available to Charter as of the date of this document and certain assumptions that we believe are reasonable under the circumstances. The financial data required allocation of certain revenues and expenses and such information has been presented for comparative purposes and is not intended to provide any indication of what our actual financial position, or results of operations would have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

September 30, 2006. Pro forma revenues were reduced by $11 million and $67 million for the three and nine months ended September 30, 2006, respectively. Pro forma operating costs and expenses were reduced by $7 million and $45 million for the three and nine months ended September 30, 2006, respectively. Pro forma net loss was increased by $149 million and $86 million for the three and nine months ended September 30, 2006, respectively.

September 30, 2005. Pro forma revenues were reduced by $23 million and $69 million for the three and nine months ended September 30, 2005, respectively. Pro forma operating costs and expenses were reduced by $15 million and $44 million for the three and nine months ended September 30, 2005, respectively. Pro forma net income was increased by $7 million for the three months ended September 30, 2005. Pro forma net loss was reduced by $17 million for the nine months ended September 30, 2005.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net cash flows from operating activities as defined by GAAP.

Addendum to Charter Communications, Inc. Third Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)

	September 30,	December 31,
	2006	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$85	$21
Accounts receivable, net of allowance for doubtful accounts	186	214
Prepaid expenses and other current assets	90	92
Total current assets	361	327

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	5,263	5,840
Franchises, net	9,221	9,826
Total investment in cable properties, net	14,484	15,666

OTHER NONCURRENT ASSETS:	353	438
Total assets	$15,198	$16,431

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,360	$1,191
Total current liabilities	1,360	1,191

LONG-TERM DEBT	18,799	19,388

NOTE PAYABLE - RELATED PARTY	55	49

DEFERRED MANAGEMENT FEES - RELATED PARTY	14	14

OTHER LONG-TERM LIABILITIES	602	517

MINORITY INTEREST	191	188

PREFERRED STOCK - REDEEMABLE	4	4

SHAREHOLDERS' DEFICIT	(5,827)	(4,920)
Total liabilities and shareholders' deficit	$15,198	$16,431

Addendum to Charter Communications, Inc. Third Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Nine Months Ended September 30,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(974)	$(631)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,032	1,134
Asset impairment charges	159	39
Noncash interest expense	108	188
Deferred income taxes	123	71
(Gain) loss on sale of assets, net	(198)	5
Option compensation expense, net	10	11
Gain on derivative instruments and hedging activities, net	(8)	(43)
Gain on extinguishment of debt	(101)	(504)
Other, net	(12)	7
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	46	(3)
Prepaid expenses and other assets	23	85
Accounts payable, accrued expenses and other	140	(241)
Net cash flows from operating activities	348	118

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(795)	(815)
Change in accrued expenses related to capital expenditures	4	36
Proceeds from sale of assets, including cable systems	988	38
Purchase of cable system	(42)	-
Purchase of investments	-	(3)
Proceeds from investments	42	17
Other, net	(1)	(2)
Net cash flows from investing activities	196	(729)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	5,970	897
Repayments of long-term debt	(6,846)	(1,141)
Proceeds from issuance of debt	440	294
Payments for debt and equity issuance costs	(44)	(67)
Net cash flows from financing activities	(480)	(17)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	64	(628)
CASH AND CASH EQUIVALENTS, beginning of period	21	650
CASH AND CASH EQUIVALENTS, end of period	$85	$22

CASH PAID FOR INTEREST	$1,121	$1,170

NONCASH TRANSACTIONS:
Issuance of debt by CCH I Holdings, LLC	$-	$2,423
Issuance of debt by CCH I, LLC	$419	$3,686
Issuance of debt by CCH II, LLC	$410	$-
Issuance of debt by Charter Communications Operating, LLC	$37	$333
Retirement of Charter Communications Holdings, LLC debt	$(796)	$(7,000)
Retirement of Renaissance Media Group LLC debt	$(37)	$-
Issuance of Class A common stock	$68	$-
Retirement of convertible notes	$(255)	$-

Addendum to Charter Communications, Inc. Third Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS

	Actual	Approximate Pro forma as of
	September 30,	June 30,	December 31,	September 30,
	2006 (a)	2006 (a)	2005 (a)	2005 (a)

Customer Summary:
Customer Relationships:
Residential (non-bulk) analog video customers (b)	5,216,900	5,234,700	5,262,900	5,277,400
Multi-dwelling (bulk) and commercial unit customers (c)	259,700	251,100	243,900	246,100
Total analog video customers (b) (c)	5,476,600	5,485,800	5,506,800	5,523,500

Non-video customers (b)	289,700	284,600	258,700	245,000
Total customer relationships (d)	5,766,300	5,770,400	5,765,500	5,768,500

Pro forma average monthly revenue per analog video customer (e)	$ 83.76	$ 81.92	$ 76.27	$ 74.86

Bundled customers (f)	2,124,600	2,028,700	1,856,100	1,785,600

Revenue Generating Units:
Analog video customers (b) (c)	5,476,600	5,485,800	5,506,800	5,523,500
Digital video customers (g)	2,767,900	2,718,500	2,638,500	2,588,700
Residential high-speed Internet customers (h)	2,343,200	2,255,100	2,097,700	2,023,900
Residential telephone customers (i)	339,600	257,600	136,000	104,700
Total revenue generating units (j)	10,927,300	10,717,000	10,379,000	10,240,800

Video Cable Services:
Analog Video:
Estimated homes passed (k)	11,811,400	11,770,600	11,643,900	11,450,000
Analog video customers (b)(c)	5,476,600	5,485,800	5,506,800	5,523,500
Estimated penetration of analog video homes passed (b) (c) (k) (l)	46%	47%	47%	48%
Pro forma average monthly analog revenue per analog video customer (m)	$ 38.22	$ 38.29	$ 37.45	$ 37.84
Analog video customers quarterly net gain (loss) (b) (c) (n)	(9,200)	(30,700)	(16,700)	(10,100)

Digital Video:
Estimated digital video homes passed (k)	11,774,800	11,723,500	11,588,300	11,391,100
Digital video customers (g)	2,767,900	2,718,500	2,638,500	2,588,700
Estimated penetration of digital homes passed (g) (k) (l)	24%	23%	23%	23%
Digital penetration of analog video customers (b) (c) (g) (o)	51%	50%	48%	47%
Digital set-top terminals deployed	3,946,000	3,874,800	3,740,700	3,668,000
Pro forma average incremental monthly digital revenue per digital video customer (m)	$ 28.96	$ 29.09	$ 26.60	$ 26.12
Digital video customers quarterly net gain (loss) (g) (n)	49,400	23,500	49,800	68,900

Non-Video Cable Services:
High-Speed Internet Services:
Estimated high-speed Internet homes passed (k)	10,763,300	10,665,700	10,543,500	10,268,600
Residential high-speed Internet customers (h)	2,343,200	2,255,100	2,097,700	2,023,900
Estimated penetration of high-speed Internet homes passed (h) (k) (l)	22%	21%	20%	20%
Pro forma average monthly high-speed Internet revenue per high-speed Internet customer (m)	$ 38.60	$ 38.30	$ 36.55	$ 37.01
Residential high-speed Internet customers quarterly net gain (loss) (h) (n)	88,100	52,000	73,800	94,600

Telephone Services:
Estimated telephone homes passed (k)	5,892,000	4,658,500	2,918,000	2,365,400
Residential telephone customers (i)	339,600	257,600	136,000	104,700
Pro foma average monthly telephone revenue per telephone customer (m)	$ 42.40	$ 43.19	$ 39.38	$ 39.27
Residential telephone customers quarterly net gain (i) (n)	82,000	66,500	31,300	22,100

Pro forma results reflect the acquisition of cable systems in January 2006 and the sales of cable systems in July 2005 and the third quarter of 2006 as if such transactions had occurred as of the last day of the respective period for all periods presented. The pro forma statements of operations do not include adjustments for financing transactions completed by Charter during the periods presented or certain dispositions of assets because those transactions did not materially impact Charter's adjusted EBITDA. However, all transactions completed in July 2005, January 2006 and the third quarter of 2006 have been reflected in the operating statistics.

At June 30, 2006, actual analog video customers, digital video customers, high-speed Internet customers and telephone customers were 5,876,100, 2,889,000, 2,375,100 and 257,600, respectively.

At December 31, 2005, actual analog video customers, digital video customers, high-speed Internet customers and telephone customers were 5,884,500, 2,796,600, 2,196,400 and 121,500, respectively.

At September 30, 2005, actual analog video customers, digital video customers, high-speed Internet customers and telephone customers were 5,906,300, 2,749,400, 2,120,000 and 89,900, respectively.

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Third Quarter 2006 Earnings Release

(a) “Customers” include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees). In addition, at September 30, 2006, June 30, 2006, December 31, 2005 and September 30, 2005, “customers” include approximately 51,200, 55,900, 50,500 and 49,300 persons whose accounts were over 60 days past due in payment, approximately 11,300, 14,300, 14,300 and 9,900 persons whose accounts were over 90 days past due in payment and approximately 6,200, 8,900, 7,400 and 6,000 of which were over 120 days past due in payment, respectively.

(b) “Analog video customers” include all customers who receive video services (including those who also purchase high-speed Internet and telephone services) but excludes approximately 289,700, 284,600, 258,700 and 245,000 customer relationships at September 30, 2006, June 30, 2006, December 31, 2005 and September 30, 2005, respectively, who receive high-speed Internet service only or telephone service only and who are only counted as high-speed Internet customers or telephone customers.

(c) Included within "analog video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit (“EBU”) basis. EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been used consistently. As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d) "Customer relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and telephone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

(e) "Pro forma average monthly revenue per analog video customer" is calculated as total quarterly pro forma revenue divided by three divided by average pro forma analog video customers during the respective quarter.

(f) "Bundled customers" include customers receiving a combination of at least two different types of service, including Charter's video service, high-speed Internet service or telephone. "Bundled customers" do not include customers who only subscribe to video service.

(g) “Digital video customers” include all households that have one or more digital set-top terminals. Included in "digital video customers" on September 30, 2006, June 30, 2006, December 31, 2005 and September 30, 2005 are approximately 6,700, 8,400, 8,600 and 8,900 customers, respectively, that receive digital video service directly through satellite transmission.

(h) "Residential high-speed Internet customers” represent those customers who subscribe to our high-speed Internet service. At September 30, 2006, June 30, 2006, December 31, 2005 and September 30, 2005, approximately 2,079,000, 1,996,400, 1,860,000 and 1,798,800 of these high-speed Internet customers, respectively, receive video and/or telephone services from us and are included within the respective statistics above.

(i) “Residential telephone customers” include all households receiving telephone service. As of September 30, 2006, June 30, 2006, December 31, 2005 and September 30, 2005, approximately 314,000, 233,500, 116,600 and 86,900 of these telephone customers, respectively, receive video and/or high-speed Internet services from us and are included within the respective statistics above.

(j) "Revenue generating units" represent the sum total of all analog video, digital video, high-speed Internet and telephone customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed Internet service, the customer would be treated as three revenue generating units. This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k) “Homes passed” represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated. "Homes passed" exclude commercial units passed by our cable distribution network. These estimates are updated for all periods presented when estimates change.

(l) "Penetration" represents customers as a percentage of homes passed for the service indicated.

(m) "Pro forma average monthly revenue per customer" represents quarterly pro forma revenue for the service indicated divided by three divided by the number of pro forma customers for the service indicated during the respective quarter.

(n) "Quarterly net gain (loss)" represents the net gain or loss in the respective quarter for the service indicated.

(o) "Digital penetration of analog video customers" represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. Third Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(DOLLARS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	Actual	Actual	Actual	Actual

Adjusted EBITDA from continuing and discontinued operations (a)	$ 467	$ 463	$ 1,457	$ 1,436
Less: Purchases of property, plant and equipment	(256)	(273)	(795)	(815)

Un-levered free cash flow	211	190	662	621

Less: Interest on cash pay obligations (b)	(445)	(388)	(1,301)	(1,145)

Free cash flow	(234)	(198)	(639)	(524)

Purchases of property, plant and equipment	256	273	795	815
Special charges, net	(2)	-	(12)	(4)
Other, net	(1)	(1)	(5)	(10)
Change in operating assets and liabilities	124	(137)	209	(159)

Net cash flows from operating activities	$ 143	$ (63)	$ 348	$ 118

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	Pro forma (c)	Pro forma (c)	Pro forma (c)	Pro forma (c)

Adjusted EBITDA (a)	$ 463	$ 433	$ 1,389	$ 1,341
Less: Purchases of property, plant and equipment	(254)	(264)	(777)	(788)

Un-levered free cash flow	209	169	612	553

Less: Interest on cash pay obligations (b)	(445)	(378)	(1,275)	(1,124)

Free cash flow	(236)	(209)	(663)	(571)

Purchases of property, plant and equipment	254	264	777	788
Special charges, net	(2)	-	(12)	(4)
Other, net	(1)	(1)	(5)	(10)
Change in operating assets and liabilities	124	(137)	209	(159)

Net cash flows from operating activities	$ 139	$ (83)	$ 306	$ 44

(a) Adjusted EBITDA is calculated from page 1 of the addendum by taking revenue from continuing operations less operating costs and expenses from continuing operations plus adjusted EBITDA from discontinued operations.

(b) Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our consolidated statements of operations.

(c) Pro forma results reflect the acquisition of cable systems in January 2006 and the sales of systems in July 2005 and certain sales of cable systems in the third quarter of 2006 as if they occurred as of January 1, 2005 for all periods presented.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2006 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(DOLLARS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Customer premise equipment (a)	$120	$94	$378	$322
Scalable infrastructure (b)	49	49	146	138
Line extensions (c)	23	37	82	114
Upgrade/Rebuild (d)	13	13	36	35
Support capital (e)	51	80	153	206

Total capital expenditures	$256	$273	$795	$815

(a) Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS No. 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d) Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e) Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Third Quarter 2006 Earnings Release